1 (a) NAME OF ISSUER (Please type or print) Escalade Incorporated
(b) IRS IDENT. NO. 13-2739290
(c) S.E.C. FILE NO. 0-6966
(d) ADDRESS OF ISSUER STREET CITY STATE ZIP CODE
817 Maxwell Avenue, Evansville, IN  47711
(e) TELEPHONE NO. 812-467-4449
AREA CODE NUMBER
2 (a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES
ARE TO BE SOLD
Robert J. Keller
(b)
RELATIONSHIP TO
ISSUER
Officer and Director
(c) ADDRESS STREET CITY STATE ZIP CODE
817 Maxwell Avenue, Evansville, IN  47711



3 (a) Common Stock

(b) Morgan Stanley
    1747 Pennsylvania Avenue, N.W. #900
    Washington, DC  20006


(c)
Number of Shares
or Other Units
To Be Sold
3,100

(d)
Aggregate
Market
Value
$36,918

(e)
Number of Shares
or Other Units
Outstanding
13,663,539

(f)
Approximate
Date of Sale
(MO. DAY YR.)

03/04/2014

(g)
Name of Each
Securities
Exchange

NASDAQ Global Market


(c)
Number of Shares
or Other Units
To Be Sold
5,000

(d)
Aggregate
Market
Value

$58,500

(e)
Number of Shares
or Other Units
Outstanding

13,663,539

(f)
Approximate
Date of Sale
(MO. DAY YR.)

03/05/2014

(g)
Name of Each
Securities
Exchange

NASDAQ Global Market


(c)
Number of Shares
or Other Units
To Be Sold

10,000

(d)
Aggregate
Market
Value

$115,557

(e)
Number of Shares
or Other Units
Outstanding

13,663,539

(f)
Approximate
Date of Sale
(MO. DAY YR.)

03/07/2014

(g)
Name of Each
Securities
Exchange

NASDAQ Global Market


TABLE I SECURITIES TO BE SOLD

Title of
the Class

Common Stock

Date you
Acquired

08/10/2007

Nature of Acquisition Transaction

Open Market Purchase

Name of Person from Whom Acquired
(If gift, also give date donor acquired)

Market

Amount of
Securities Acquired

6,100

Date of
Payment

08/10/2007

Nature of Payment

Cash


Title of
the Class

Common Stock

Date you
Acquired

02/21/2008

Nature of Acquisition Transaction

Open Market Purchase

Name of Person from Whom Acquired
(If gift, also give date donor acquired)

Market

Amount of
Securities Acquired

338

Date of
Payment

02/21/2008

Nature of Payment

Cash


Title of
the Class

Common Stock

Date you
Acquired

02/25/2008

Nature of Acquisition Transaction

Open Market Purchase

Name of Person from Whom Acquired
(If gift, also give date donor acquired)

Market

Amount of
Securities Acquired

1,702

Date of
Payment

02/25/2008

Nature of Payment

Cash

Title of
the Class

Common Stock

Date you
Acquired

04/15/2008

Nature of Acquisition Transaction

Open Market Purchase

Name of Person from Whom Acquired
(If gift, also give date donor acquired)

Market

Amount of
Securities Acquired

500

Date of
Payment

04/15/2008

Nature of Payment

Cash


Title of
the Class

Common Stock

Date you
Acquired

04/16/2008

Nature of Acquisition Transaction

Open Market Purchase

Name of Person from Whom Acquired
(If gift, also give date donor acquired)

Market

Amount of
Securities Acquired
4,460

Date of
Payment

04/16/2008

Nature of Payment

Cash


Title of
the Class

Common Stock

Date you
Acquired

08/06/2008

Nature of Acquisition Transaction

Open Market Purchase

Name of Person from Whom Acquired
(If gift, also give date donor acquired)

Market

Amount of
Securities Acquired

4,000

Date of
Payment

08/06/2008

Nature of Payment

Cash


TABLE II SECURITIES SOLD DURING THE PAST 3 MONTHS



Name and Address of Seller
N/A
Title of Securities Sold
N/A
Date of Sale
n/A
Amount of
Securities Sold
N/A

Gross Proceeds
n/A



DATE OF NOTICE 03/12/2014

(SIGNATURE) /s/ Robert J. Keller